================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  INTEGRATED PACKAGING ASSEMBLY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

     Notes:

                                 [LOGO OF IPAC]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Integrated Packaging Assembly Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, May 29, 2001, at 10:00 a.m., local time, at the Company's offices at 2221 Old Oakland Road, San Jose, California, for the following purposes:

  1. To elect five (5) directors to serve for the ensuing year and until their successors are duly elected and qualified.

  2. To approve a change in the Company's name from "Integrated Packaging Assembly Corporation" to " OSE USA, Inc.".

  3. To increase the number of authorized shares of common stock of the Company to 300,000,000, and to increase the number of authorized shares of preferred stock of the Company to 20,000,000.

  4. To increase the number of shares in the Company's employee stock purchase plan by 3,000,000 to an aggregate of 5,000,000.

  5. To ratify the appointment of Grant Thornton LLP as independent auditors for the Company for the 2001 fiscal year.

  6. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on April 3, 2001 are entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          J. Robert Suffoletta
                                          Secretary

San Jose, California
April 27, 2001


 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                   INTEGRATED PACKAGING ASSEMBLY CORPORATION
                               2221 Oakland Road
                              San Jose, California

                               ----------------

                            PROXY STATEMENT FOR 2001
                         ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

   The enclosed Proxy is solicited on behalf of the Board of Directors of Integrated Packaging Assembly Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, May 29, 2001, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's offices at 2221 Old Oakland Road, San Jose, California 95131.

   The proxy solicitation materials were mailed on or about April 27, 2001 to all stockholders of record on April 3, 2001.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address of the Company, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Record Date and Voting Securities

   Stockholders of record at the close of business on April 3, 2001 (the "Record Date") are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 59,452,025 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding, 3,000,000 shares of the Company's Series A Convertible Preferred Stock, $0.001 par value, were issued and outstanding, and 3,023,225 shares of the Company's Series B Convertible Preferred Stock, $0.001 par value, were issued and outstanding.

Voting and Solicitation

   Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

   Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The Series A Convertible Preferred Stock shall vote with the shares of Common Stock and not as a separate class, except with respect to the election of directors. The Series B Convertible Preferred Stock shall vote with the shares of Common Stock and not as a separate class on all matters. With respect to the election of directors, the holder of the Series A Convertible Preferred Stock voting as a separate class are entitled to elect three directors, the holders of the Common Stock voting as a separate class are entitled to elect one director, and the holder of the Series A Convertible Preferred Stock and the Common Stock voting together are entitled to elect the remaining directors. The holder of Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which the holder's aggregate number of shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are convertible. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as a vote against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non- votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not effect the outcome of the voting on a proposal.

   The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Stockholder Proposals

   Stockholders of the Company may submit proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the annual meeting of stockholders to be held in the year 2002, stockholder proposals must be received by the Secretary of the Company no later than December 30, 2001, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company not less than 90 days in advance of the annual or special meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to Integrated Packaging Assembly Corporation, 2221 Old Oakland Road, San Jose, California 95131, Attention:
Corporate Secretary.

   The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's 2002 Annual Meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, the stockholder must do so no later than March 17, 2002. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2002 Annual Meeting.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

Nominees

   A board of five (5) directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five (5) nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

Vote Required; Recommendation of Board of Directors

   A board of five (5) directors is to be elected at the Annual Meeting. The Company's Board of Directors currently consists of five (5) persons. The holder of the Series A Convertible Preferred Stock voting as a separate class are entitled to elect three directors, the holders of the Common Stock voting as a separate class are entitled to elect one director, and the holder of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Common Stock voting together are entitled to elect the remaining directors. Messrs. Duh, Lee and Tseng are currently serving as the representatives of the Series A Convertible Preferred Stock, Mr. Verderico is currently serving as the representative of the holders of Common Stock, and Mr. Brooks is currently serving as the representative of the holders of Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Common Stock. The nominee(s) receiving the highest number of Votes Cast by the holder(s) entitled to elect such director(s) will be elected as director(s) for the ensuing year.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS
                     VOTE "FOR" THE NOMINEES LISTED BELOW:

           Name           Age                      Position
           ----           ---                      --------
 Edmond Tseng............  54 Chief Executive Officer and President of the
                               Company, and President, OSE, Inc.
 Patrick Verderico.......  57 Chief Financial Officer, Ubicom, Inc.
 Donald W. Brooks........  62 Chairman, KLM Capital Group
 Edward S. Duh...........  36 Vice President, Orient Semiconductor Electronics,
                               Limited
 Calvin Lee..............  49 President, Orient Semiconductor Electronics,
                               Limited

   Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five (5) years. There is no family relationship among any directors or executive officers of the Company.

   Edmond Tseng has been Chief Executive Officer and President of the Company since November 2000, and has been a director and chairman of the board of the Company since April 1999. Mr. Tseng has served as President of OSE, Inc., a North American distributor of Orient Semiconductor Electronics, Limited, since it was established in 1990. Mr. Tseng has 28 years of experience in the integrated circuit packaging industry. Mr. Tseng is also a director of Asante Technologies.

   Patrick Verderico has been a director of the Company since July 1997. Mr. Verderico has been employed as Chief Financial Officer at Ubicom, Inc. since January 2001. Mr. Verderico served as the Company's President and Chief Executive Officer from July 1997 to November 2000, and served as the Company's Chief Operating Officer from April 1997 to July 1997. From August 1996 to April 1997, Mr. Verderico was an independent business consultant. From April 1996 to July 1996, Mr. Verderico was Chief Operating Officer and Executive Vice President of Maxtor Corporation, a disk drive manufacturer. From January 1994 to March 1996, Mr. Verderico was Chief Financial Officer and Vice President Finance and Administration of Creative Technology, a multi-media company. From October 1992 to January 1994, Mr. Verderico was Chief Financial Officer and Vice President Finance and Administration of Cypress Semiconductor, Inc., a manufacturer of integrated circuits. Prior to 1992, Mr. Verderico had various management positions in finance and operations with Coopers & Lybrand, Philips Semiconductors and National Semiconductor. Mr. Verderico is also a director of Catalyst Semiconductor and Micro Component Technology, Inc.

   Donald W. Brooks has been a director of the Company since April 1999. Mr. Brooks is the chairman of KLM Capital Group, an investment company. From July 1997 to February 1999, Mr. Brooks was the Co-Chief Executive Officer of UMC Group (USA), a Taiwan silicon foundry company. From February 1991 to April 1997, Mr. Brooks was President of Taiwan Semiconductor Manufacturing Company, also a silicon foundry company. Prior to 1991, Mr. Brooks held various executive positions at Fairchild Semiconductor and Texas Instruments. Mr. Brooks is also a director of UMC, Syntricity, Inc., and Sharewave.

   Edward S. Duh has been a director of the Company since April 1999. Since July 1993, Mr. Duh has been the Vice President and Special Assistant to the President of Orient Semiconductor Electronics, Limited, an integrated circuit packaging and electronics manufacture service company.

   Calvin Lee has been a director of the Company since April 1999. Since 1994, Mr. Lee has been the President of Orient Semiconductor Electronics, Limited, an integrated circuit packaging and electronics manufacture service company.

Board Meetings and Committees

   The Board of Directors of the Company held nine (9) meetings during fiscal 2000.

   The Audit Committee, consisting of Messrs. Brooks, Duh and Lee, held five
(5) meetings during fiscal 2000. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent accountants, recommends resolutions for any dispute between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with its independent accountants.

   The Compensation Committee, consisting of Messrs. Brooks, Duh and Lee, held six (6) meetings during fiscal 2000. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plan and employee stock purchase plan.

   The Option Committee consists of Mr. Tseng, and has the ability to grant options (not to exceed 80,000 shares) to non-executive officers under the Company's stock option plans.

   The Board of Directors currently has no nominating committee or committee performing a similar function.

   Each director of the Company, except Mr. Brooks, attended at least 75% of
(i) the total number of meetings of the Board of Directors held during fiscal 2000 and (ii) the total number of meetings held by all committees of the Board of Directors during fiscal 2000 on which such director served.

Compensation of Directors

   Directors receive no cash remuneration for serving on the Board of Directors. Prior to April 1999, non-employee directors participated in the Company's 1996 Director Stock Option Plan (the "1996 Director Option Plan"). In 1999, the 1996 Director Plan was replaced by the Company's 1999 Director Option Plan (the "1999 Director Plan") The 1999 Director Plan provides that each non-employee director of the Company will be granted an option to purchase 100,000 shares of Common Stock on the date such director first joins the Board and that each non-employee director will also be granted an option to purchase 100,000 shares of Common Stock upon such directors' annual reelection to the Board if the director has served on the Board for at least six (6) months as of the date of the reelection. All options granted under the 1999 Director Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant and will be fully vested and exercisable on the date of grant. Under the 1999 Director Plan, Messrs. Brooks, Duh and Lee were each granted an option to purchase 100,000 shares of Common Stock at an exercise price of $0.20 per share on May 26, 2000. Under the 1993 Stock Option Plan, Mr. Verderico was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $0.20 per share on November 30, 2000.

                                  PROPOSAL TWO

                             CHANGE IN COMPANY NAME

   The Board of Directors has proposed that the Company name be changed from "Integrated Packaging Assembly Corporation" to "OSE USA, Inc.". If approved by the Company's stockholders, this name change would take effect immediately after the Annual Meeting.

Vote Required; Recommendation of Board of Directors

   The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to approve the proposal to change the Company's name.

   THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE PROPOSAL TO CHANGE THE COMPANY'S NAME TO "OSE USA, Inc.".

                                 PROPOSAL THREE

APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
             AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK

   The Company's Restated Certificate of Incorporation currently authorizes the issuance of 200,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. In January 2001, the Company's Board of Directors approved a resolution, subject to stockholder approval, to amend the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 shares to 300,000,000 shares, and to increase the number of authorized shares of Preferred Stock from 10,000,000 to 20,000,000. If approved by Company stockholders, Article Four of the Restated Certificate of Incorporation of the Company would be amended to read as follows: "The total number of shares of Common Stock that the Corporation shall have the authority to issue is 300,000,000, and the total number of shares of Preferred Stock the Corporation shall have the authority to issue is 20,000,000." The Board of Directors believes that it is in the Company's best interest to increase the number of shares of Common Stock that it is authorized to issue in order to give the Company additional corporate flexibility. The Board of Directors believes that the availability of additional authorized but unissued shares will provide it with the flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future, such as to raise equity capital, and to adopt additional employee benefit plans or reserve additional shares for issuance under such plans. The Board of Directors believes that the proposed increase in the authorized Common Stock will make available sufficient shares for use should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on earnings per share, voting power, and share holdings of current stockholders. The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. The proposed amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

Vote Required; Recommendation of Board of Directors

   The approval of the amendment to the Company's Restated Certificate of Incorporation requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

   THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                 PROPOSAL FOUR

             APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

   The Company's Board of Directors and stockholders have previously adopted and approved the Company's Employee Stock Purchase Plan (the "ESPP"). A total of 2,000,000 shares of Common Stock are currently reserved for issuance under the ESPP. In January 2001, the Board of Directors approved an amendment to the ESPP, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 3,000,000 shares, bringing the total number of shares issuable under the ESPP to 5,000,000 shares. As of April 15, 2001, prior to the proposed amendment, 399,696 shares were available for future issuance under the ESPP. At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the ESPP to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares, which would bring the total number of shares issuable under the ESPP to 5,000,000. The Board believes that the amendment will enable the Company to provide employees with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.

Vote Required; Recommendation of Board of Directors

   The approval of the amendment to the ESPP requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

   THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE AMENDMENT TO THE ESPP TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE THEREUNDER.

                                 PROPOSAL FIVE

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   The Board of Directors has selected Grant Thornton LLP, independent accountants, to audit the financial statements of the Company for the 2001 fiscal year. This nomination is being presented to the stockholders for ratification at the meeting. Grant Thornton LLP was appointed by the Company as its independent accountants in November 2000. A representative of Grant Thornton LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Fees billed to the Company by Grant Thornton LLP during Fiscal 2000.

 Audit Fees:

   Audit fees related to the audit of the Company's financial statements for 2000 fiscal year by Grant Thornton LLP totaled $122,500.

 Other Fees:

   Other fees totaled $2,385.

 Financial Information Systems Design and Implementation Fees:

   The Company did not engage Grant Thornton LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2000, nor did the Company engage Grant Thornton LLP for any other services.

Vote Required; Recommendation of Board of Directors

   The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

   THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 2001 FISCAL YEAR.

Report of the Audit Committee of the Board of Directors

   The Audit Committee of the Board of Directors is comprised of Messrs. Brooks, Duh and Lee. Mr. Brooks is a non-employee director, and is "independent" as defined under the National Association of Securities Dealers' listing standards. Messrs. Duh and Lee are affiliates of OSE, Limited, our majority stockholder, and therefore are not considered to be "independent" as defined under the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

   The primary responsibilities of the Audit Committee are to (1) review on a continuing basis the internal financial reporting system and controls and audit function of the Company, (2) review the independent auditors' proposed scope and approach, (3) conduct a post-audit review of the financial statements and audit findings, (4) review the performance and monitor the independent auditors, and (5) recommend resolutions for any dispute between the Company's management and its independent auditors.

   The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2000 with the Company's management. The Audit Committee has discussed with Grant Thornton LLP, the Company's independent public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees").

   The Audit Committee has also received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 ("Independence Discussion with Audit Committees") and the Audit Committee has discussed with Grant Thornton LLP the independence of the auditors from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. Grant Thornton LLP currently does not provide the Company with any non-audit related services.

   Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE OF THE BOARD OF
                                           DIRECTORS

                                          Donald Brooks
                                          Edward Duh
                                          Calvin Lee

                             ADDITIONAL INFORMATION

Principal Share Ownership

   As of April 15, 2001, the following person was known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                               Beneficial
                                                                Ownership
                                                           -------------------
            Name                                             Number    Percent
            ----                                           ----------- -------
   Orient Semiconductor Electronics, Limited ("OSE")(1)... 105,734,987  74.3%

--------
(1) Includes 41,246,312 shares of Common Stock issuable upon conversion of the 3,000,000 shares of the Company's Series A Convertible Preferred Stock held by OSE, and 41,565,626 shares of Common Stock issuable upon conversion of the 3,023,225 shares of the Company's Series B Convertible Preferred Stock. OSE holds all of the outstanding shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which can be converted into shares of Common Stock at any time. Director Calvin Lee is President of OSE, and director Edward S. Duh is Vice President of OSE.

Security Ownership of Management

   The following table sets forth the beneficial ownership of the Company's Common Stock as of April 15, 2001 (i) by each director of the Company, (ii) by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 2000 (such officers are collectively referred to as the "Named Executive Officers"), and
(iii) by all current directors and executive officers as a group:

                                                               Beneficial
                                                                Ownership
                                                           -------------------
            Name                                             Number    Percent
            ----                                           ----------- -------
   Edmond Tseng(1)........................................   5,047,369   3.5%
   Patrick Verderico(2)...................................     100,000     *
   Gerald K. Fehr(3)......................................     885,117     *
   Richard J. Oshiro......................................           0     *
   Chris B.K. Ooi(4)......................................     241,590     *
   Phil P. Marcoux........................................           0     *
   Edward S. Duh(5)....................................... 105,934,987  74.4%
   Calvin Lee(5).......................................... 110,202,531  77.4%
   Donald W. Brooks(6)....................................     200,000     *
   All directors and executive officers as a group (9
    persons)(7)........................................... 116,751,607  82.1%

--------
 * Less than 1%

(1) Includes 475,000 shares issuable upon exercise of options to purchase Common Stock which are exercisable within 60 days of April 15, 2001.

(2) Includes 100,000 shares issuable upon exercise of options to purchase Common Stock which are exercisable within 60 days of April 15, 2001.

(3) Includes 222,292 shares issuable upon exercise of options to purchase Common Stock which are exercisable within 60 days of April 15, 2001.

(4) Includes 228,125 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 15, 2001.

(5) Includes 200,000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 15, 2001. Also includes 41,246,312 shares of Common Stock issuable upon conversion of the 3,000,000 shares of the Company's Series A Convertible Preferred Stock, and 41,565,626 shares of Common Stock issuable upon conversion of the 3,023,225 shares of the Company's

   Series B Convertible Preferred Stock, held by OSE. OSE holds all of the outstanding shares of the Company's Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, which can be converted into shares of Common Stock at any time. Director Calvin Lee is President of OSE, and director Edward S. Duh is Vice President of OSE.

(6) Includes 200.000 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 15, 2001.

(7) Includes 1,625,417 shares issuable upon exercise of options to purchase Common Stock, which are exercisable within 60 days of April 15, 2001.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth information concerning compensation paid to the Named Executive Officers during the Company's last three fiscal years.

                           Summary Compensation Table

                                                                    Long Term
                                                                   Compensation
                                        Annual Compensation (1)       Awards
                                     ----------------------------- ------------
    Name and Principal Position      Fiscal Year  Salary   Bonus     Options
    ---------------------------      ----------- -------- -------- ------------
Edmond Tseng (2)....................    2000     $250,481 $123,906        --
 Chief Executive Officer and
  President of the Company, and         1999       28,800   28,800  1,100,000
 President of OSE, Inc.                 1998          --       --         --

Patrick Verderico (3)...............    2000      392,348   85,952    100,000
 Chief Executive Officer and
  President                             1999      336,693   52,544  1,200,000
                                        1998      318,269  116,500        --

Gerald K. Fehr......................    2000      185,709   35,679        --
 Executive Vice President, Chief
  Technology Officer                    1999      176,177   21,510    290,000
                                        1998      173,460   24,933    100,000

Richard J. Oshiro(4)................    2000      182,583   27,794        --
Vice President, Quality                 1999      148,420   18,823    320,000
                                        1998      131,652   11,771        --

Chris B.K. Ooi......................    2000      159,819   27,394        --
Vice President, Operations              1999      145,918   17,359    300,000
                                        1998      130,191   11,144        --

Phil P. Marcoux (5).................    2000      154,542   20,731        --
 Vice President, Marketing and Sales    1999       74,998   18,750        --
                                        1998          --       --         --

--------
(1) Excludes perquisites and other personal benefits, which for each Named Executive Officer did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such officer during any fiscal year.

(2) Mr. Tseng became Chief Executive Officer and President of the Company in November 2000.

(3) Mr. Verderico left the employment of the Company in November 2000.

(4) Mr. Oshiro left the employment of the Company in October 2000.

(5) Mr. Marcoux joined the Company in June 1999 and left the employment of the Company in March 2001.

Option Information
   The following tables set forth information regarding stock options granted to the Named Executive Officers during fiscal 2000, as well as options held by such officers as of December 31, 2000.

                         Options Granted in Last Fiscal Year
                     -------------------------------------------
                                                                    Potential
                                                                   Realizable
                                                                 Value at Annual
                                                                 Rates of Stock
                                 % of Total                           Price
                                  Options                         Appreciation
                                 Granted to                      for Option Term
                                 Employees  Exercise                   (2)
                       Options   in Fiscal  Price Per Expiration ---------------
  Name               Granted (1)    Year      Share      Date      5%      10%
  ----               ----------- ---------- --------- ---------- ------- -------
Edmond Tseng.......        --       --          --          --       --      --
Patrick Verderico..    100,000      4.0%      $0.20    11/30/10  $30,000 $80,000
Gerald K. Fehr.....        --       --          --          --       --      --
Richard J. Oshiro..        --       --          --          --       --      --
Chris B.K. Ooi.....        --       --          --          --       --      --
Phil P. Marcoux....        --       --          --          --       --      --

--------
(1) This option was granted pursuant to the Option Plan and is subject to the terms of such plan. This option was granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant and, fully vests on the date of the grant.

(2) Potential gains are net of the exercise price but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if they were exercised at the end of the option term. The assumed 5% and 10% rates of stock appreciation are based on appreciation from the exercise price per share. These rates are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall stock market conditions and the option holders' continued employment through the vesting period.

              Aggregated Option Exercises in Last Fiscal Year And
                         Fiscal Year-End Option Values

                                                         Fiscal Year-End Option Values
                                              ---------------------------------------------------
                                                Number of Unexercised     Value of Unexercised
                                               Options at Fiscal Year    In-the-Money options at
                           Shares                        End               Fiscal Year End (1)
                          Acquired    Value   ------------------------- -------------------------
          Name           on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Edmond Tseng............     --       $ --      350,000      750,000       $ --         $ --
Patrick Verderico.......     --         --      100,000          --          --           --
Gerald K. Fehr..........     --         --      173,542      226,458         --           --
Richard J. Oshiro.......     --         --          --           --          --           --
Chris B.K. Ooi..........     --         --      187,500      212,500         --           --
Phil P. Marcoux.........     --         --          --           --          --           --

--------
(1) The value of unexercised options at fiscal year end represents the difference between the exercise price of the options and the closing price of the Company's Common Stock on December 31, 2000 of $0.0781 per share.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors during fiscal 2000 consisted of Messrs. Brooks, Duh and Lee, none of whom was an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Report of the Compensation Committee of the Board of Directors

   The Compensation Committee (the "Committee") was comprised of Messrs. Brooks, Duh and Lee during fiscal 2000. The Committee sets, reviews and administers the Company's executive compensation program. The role of the Committee is to establish and recommend salaries and other compensation paid to executive officers of the Company and to administer the Company's stock option plans and employee stock purchase plan. The Committee approves all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers and reviews all stock option grants to employees.

   The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and stockholder interests through stock option based plans and to provide a compensation package that recognizes individual contributions and Company performance.

   The Committee has determined that the most effective means of compensation are base salaries, incentive bonuses and long-term incentives through the Company's stock option programs.

   Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in high growth, technology-based companies of reasonably similar size. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. During fiscal 2000, salaries for executive officers were increased by 5%. The Chief Executive Officer's salary was increased from $341,250 to $358,313.

   Bonus. The Company maintains a bonus plan for executive officers which provides for bonuses based on achievement of company performance goals. Specifically, each executive officer can earn from 35% to 65% of his annual base salary in the form of incentive bonus payments if the company performance goals are satisfied. The target bonus factor for the Chief Executive Officer is 65%. This bonus program reflects the Committee's view that bonuses should only be paid when the Company achieves predetermined performance goals. Messrs. Tseng, Verderico, Fehr, Oshiro, Ooi and Marcoux were paid bonuses in 2000 in the amounts of $123,906, $85,952, $36,679, $27,794, $27,394 and $20,731,
respectively.

   Stock Options. Under the Company's Option Plan, stock options may be granted to executive officers and other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position. The size of any annual stock option awards is based primarily on an individual's performance and responsibilities. The Committee believes stock option grants are an effective method of ensuring that the executive is taking a longer term view of the Company's performance and that the executive's and the stockholder's interests are in alignment.

   The options granted to the Company's executive officers include a provision that provides that the options shall become fully vested and exercisable in the event of a change in control of the Company.

   Other. Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. The Company does not currently match contributions under the 401(k) plan.

   The Company's Chief Executive Officer does not receive any other special or additional compensation other than as described above.

   The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the Option Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          COMPENSATION COMMITTEE OF THE BOARD
                                           OF DIRECTORS

                                          Donald W. Brooks
                                          Edward S. Duh
                                          Calvin Lee

Comparison of Total Cumulative Stockholder Return

   The following graph sets forth the Company's total cumulative stockholder return compared to the Standard & Poor's 500 Index and the Philadelphia Semiconductor Index for the period February 28, 1996 (the date of the Company's initial public offering) through December 31, 2000. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard & Poor's 500 Index and the stocks represented in the Philadelphia Semiconductor Index, respectively. Total return also assumes reinvestment of dividends; the Company has paid no dividends on its Common Stock.

   Historical stock price performance should not be relied upon as indicative of future stock price performance.

[PERFORMANCE CHART APPEARS HERE]

                2/28/96   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
IPAC              100        108        83           1          7          1
S&P 500           100        115       151         191        229        214
Philadelphia
 Semiconductor
 Index            100        122       134         178        359        294

Section 16(a) Beneficial Ownership Reporting Compliance

   Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 2000 all Section 16 filing requirements were met.

                              CERTAIN TRANSACTIONS

   On December 26, 2000, OSE purchased 3,023,225 shares of the Series B Convertible Preferred Stock (the "Series B Preferred") of the Company for a cash purchase price of $6,000,000. OSE acquired the shares of Series B Preferred from the Company pursuant to a Stock Purchase Agreement dated December 26, 2000 (the "Purchase Agreement"). Each share of Series B Preferred is initially convertible, at the option of the holder of such shares, into
13.7487705 shares of the Company's Common Stock. Each share of Series B Preferred has voting rights equal to the number of shares of Common Stock into which each such share is convertible. On December 29, 2000, the Company repaid cash in the amount of $6,000,000 in receivables owed by the Company to OSE

   On January 1, 2000, the Company issued 369,092 shares of Common Stock to OSE as a dividend on the Series A Preferred Stock held by OSE in accordance with the terms of such shares. On July 1, 2000, the Company issued 881,971 shares of Common Stock to OSE as a dividend on the Series A Preferred Stock held by OSE in accordance with the terms of such shares.

                                 OTHER MATTERS

   The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors of the Company may recommend.

                                          THE BOARD OF DIRECTORS

San Jose, California
April 27, 2001

                   INTEGRATED PACKAGING ASSEMBLY CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edmond Tseng and Vincent Lepore, jointly and severally, proxies with full power of substitution, to vote all shares of Common Stock of Integrated Packaging Assembly Corporation, a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's offices located at 2221 Old Oakland Road, San Jose, California on Tuesday, May 29, 2001 at 10:00 a.m. Pacific Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side hereof and as more particularly described in the Proxy Statement of the Company dated April 27, 2001 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's Annual Report on Form 10-K for the year ended December 31, 2000.


          THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR
                                ALL PROPOSALS.

                  (Continued and to be signed on reverse side)

                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------

[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

1.  Election of Directors

                                               FOR              WITHHELD

Patrick Verderico                              [_]                [_]

Donald W. Brooks                               [_]                [_]

Edward S. Duh                                  [_]                [_]

Calvin Lee                                     [_]                [_]

Edmond Tseng                                   [_]                [_]

    Mark here if you plan to attend the meeting  [_]

    Mark here for address change and note below  [_]

2. Proposal to effect a change in the Company's name from "Integrated Packaging Assembly Corporation" to "OSE USA, Inc.".

           FOR [_]             AGAINST [_]               ABSTAIN [_]

3. Proposal to increase the number of authorized shares of common stock of the Company to 300,000,000 and to increase the number of authorized shares of preferred stock of the Company to 20,000,000.

           FOR [_]             AGAINST [_]               ABSTAIN [_]

4. Proposal to increase the number of shares of the Company's employee stock purchase plan by 3,000,000 to an aggregate of 5,000,000.

           FOR [_]             AGAINST [_]               ABSTAIN [_]

5. Proposal to ratify the appointment of Grant Thornton LLP as independent accountants for the 2001 fiscal year.

           FOR [_]             AGAINST [_]               ABSTAIN [_]

AND IN THEIR DISCRETION, UPON SUCH OTHER MATTER, OR MATTERS, WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED IN FAVOR OF ALL PROPOSALS LISTED ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature(s)_________________________  Dated____________________ 2001

Signature(s)_________________________  Dated____________________ 2001